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Exhibit 1
KPMG LLP Chartered Accountants
1200 205 - 5th Avenue SW Calgary AB T2P 4B9	Telephone (403) 691-8000 Telefax (403) 691-8008 www.kpmg.ca

ACCOUNTANTS' CONSENT

To:
The Board of Directors
TransCanada PipeLines Limited

We consent to incorporation by reference in the Registration Statement (No. 33-00958) on Form S-8 dated November 7, 1985, the Registration Statement (No. 333-5916) on Form S-8 dated November 4, 1996, the Registration Statement (No. 333-8470) on Form S-8 dated March 18, 1998, the Registration Statement (No. 333-9130) on Form S-8 dated July 15, 1998, the Post-Effective Amendment No. 2 on Form F-3, dated December 5, 1996 to the Registration Statement (No. 33-13564) on Form S-3 dated April 16, 1987, the Registration Statement (No. 333-6132) on Form F-3 dated December 5, 1996, the Registration Statement (No. 333-6748) on Form F-9 dated April 4, 1997, the Registration Statement (No. 333-9610) on Form F-9 dated November 6, 1998 and the Registration Statement (No. 333-12898) on Form F-9 dated December 1, 2000 of TransCanada PipeLines Limited, of our report dated February 25, 2002 relating to the consolidated balance sheets of TransCanada PipeLines Limited and subsidiaries as at December 31, 2001 and 2000 and the related statements of consolidated income, retained earnings, and cash flows for each of the years in the three-year period ended December 31, 2001 which report is attached to Form 40-F/A of TransCanada PipeLines Limited for the fiscal year ended December 31, 2001 and further consent to the use of such report in such annual report on Form 40-F/A.

Chartered Accountants

Calgary, Canada
July 18, 2002

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ACCOUNTANTS' CONSENT